Exhibit 4

April 17, 2013

Mission NewEnergy Limited

Tempo Offices, Unit B2

431 Roberts Road, Subiaco

Western Australia, 6008

Attention: Nathan Mahalingam, Group CEO

Re:	Waiver for Material Asset Sale

Dear Nathan:

This Letter (the “M1 Waiver Agreement”) relates to Mission NewEnergy Limited (the “Company”), issued Series Three Convertible Notes Deed Poll dated as of November 23, 2012, (“CN3 Deed Poll”). Except as expressly agreed hereby, the CN3 Deed Poll remains in full force and effect in accordance with its terms. Terms used herein and not otherwise defined shall have the meanings ascribed to them in the CN3 Deed Poll.

Pursuant to section 16 (f) of the CN3 Deed Poll, please be advised that the note holders as signed below hereby confirm in writing their authorization for the sale of the Company’s 100,000 tpa biodiesel refinery and related assets (the “M1 Asset Sale”), as expressly described in the definite Asset Purchase Agreement dated on or around 17 April 2013 (“APA”), subject to the terms and conditions as follows:

1.	The Company compliance with all terms and conditions of any senior lenders;

2.	The Company to provide a true and correct copy of the APA document and any related documents to convertible note holders promptly upon execution of same;

3.	The Company redeems an aggregate of A$7,500,000.00 in Face Value on a pro rata basis between all note holders in accordance with their holdings immediately upon the Closing of the APA and receipt of all funds due and payable by Felda;

4.	The Company maintain a minimum of aggregated of US$1,500,000.00 in working capital from the M1 Asset Sale;

5.	There is no change to the M1 Asset Sale terms and conditions; and

6.	There is no other Event of Default under the CN3 Deed Poll.

IN WITNESS WHEREOF, the note holders have agreed to the Waiver of Material Asset Sale as set forth above.

Mission NewEnergy Limited

April 17, 2013

SLW International, LLC,

By: Name: Title:	/s/ Stephen L. Way Stephen L. Way Principal and Sole Manager

Noble Haus Asia Ltd,

By: Name: Title:	/s/ Lip Chee Yeah Lip Chee Yeah Principal

Eastwood Trust,

By: Name: Title:	/s/ Jonathan Hildebrand Jonathan Hildebrand Trustee

Westcliff Trust,

By: Name: Title:	/s/ John Knox John Knox Trustee